EXHIBIT 99.1

ENGlobal Awarded Engineering for World Class Biomass Power Project

HOUSTON, March 02, 2016 (GLOBE NEWSWIRE) -- ENGlobal (NASDAQ:ENG), a leading provider of automation and engineering services, today announced its success in being awarded the Basic Engineering and Design for a world class biomass power plant located in Europe.   Upon completion, the planned installation would be ranked among the ten largest biomass power facilities globally.

The execution of the Company’s initial scope of work, valued at approximately $2MM, will be led by the Company’s Denver, Colorado engineering office.

This project award highlights and serves to validate ENGlobal’s substantial experience in the development of global biomass combined heat and power projects.  The nominal 300 Megawatt complex will incorporate multiple gasification boiler systems to produce steam for use in turbine generators.  The eco-friendly design will meet all applicable environmental standards and feature extensive capture and use of waste thermal energy for optimal efficiency. The project will also assist with EU carbon reduction objectives.

“ENGlobal’s resume for the engineering and design of biomass gasification power facilities is among the best in the industry,” said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal.  “We work diligently with owners to integrate world class technology, thereby optimizing each design. This innovative and significant project allows ENGlobal to continue its delivery of world class and environmentally friendly biomass power facilities.”

About ENGlobal
ENGlobal (NASDAQ:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally.  ENGlobal operates through two business segments: Automation and Engineering.  ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems.  The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services.  Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties  For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
(281) 878-1040
ir@ENGlobal.com